Exhibit 99.3

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION

AND NON-GAAP RECONCILIATION

(unaudited)

December 31 (millions)
	2017

	2017 Reported Valued at 2017 Management Rates	Revenue Standard Adoption	Pension Standard Adoption	Segment Changes	Fixed Currency Rate Change	2017 Revised Valued at 2018 Management Rates
Net Sales
Global Industrial	$4,878.5	$(0.8)	$-	$(56.9)	$286.0	$5,106.8
Global Institutional	4,744.9	(1.4)	-	(23.7)	190.2	4,910.0
Global Energy	3,199.3	-	-	0.7	81.7	3,281.7
Other	823.5	-	-	79.9	28.1	931.5
Subtotal at fixed currency	13,646.2	(2.2)	-	-	586.0	14,230.0
Effect of foreign currency translation	192.1	(0.2)			(586.0)	(394.1)
Total reported GAAP net sales	$13,838.3	$(2.4)	$-	$-	$-	$13,835.9

Operating Income
Global Industrial	$722.0	$(0.8)	$(12.8)	$2.6	$47.5	$758.5
Global Institutional	985.7	(1.4)	(13.1)	(14.9)	23.5	979.8
Global Energy	338.5	-	(16.7)	(0.7)	15.0	336.1
Other	149.3	-	(24.5)	13.0	4.7	142.5
Corporate	(208.6)	-	-	-	(5.3)	(213.9)
Subtotal at fixed currency	1,986.9	(2.2)	(67.1)	-	85.4	2,003.0
Effect of foreign currency translation	32.9	(0.2)	(0.2)	-	(85.4)	(52.9)
Total reported GAAP operating income	$2,019.8	$(2.4)	$(67.3)	$-	$-	$1,950.1

	2016

	2016 Reported Valued at 2017 Management Rates	Revenue Standard Adoption	Pension Standard Adoption	Segment Changes	Fixed Currency Rate Change	2016 Revised Valued at 2018 Management Rates
Net Sales
Global Industrial	$4,687.2	$(0.4)	$-	$(70.3)	$274.6	$4,891.1
Global Institutional	4,440.1	(0.5)	-	-	158.6	4,598.2
Global Energy	3,075.8	-	-	-	80.0	3,155.8
Other	801.7	-	-	70.3	26.4	898.4
Subtotal at fixed currency	13,004.8	(0.9)	-	-	539.6	13,543.5
Effect of foreign currency translation	148.0	(0.1)			(539.6)	(391.7)
Total reported GAAP net sales	$13,152.8	$(1.0)	$-	$-	$-	$13,151.8

Operating Income
Global Industrial	$720.0	$(0.4)	$(4.2)	$(0.8)	$43.7	$758.3
Global Institutional	950.5	(0.5)	(10.2)	(9.8)	19.5	949.5
Global Energy	346.7	-	(8.0)	(1.5)	12.7	349.9
Other	145.2	-	(20.4)	12.1	4.7	141.6
Corporate	(272.6)	-	-	-	(5.2)	(277.8)
Subtotal at fixed currency	1,889.8	(0.9)	(42.8)	-	75.4	1,921.5
Effect of foreign currency translation	25.2	(0.1)	(1.0)		(75.4)	(51.3)
Total reported GAAP operating income	$1,915.0	$(1.0)	$(43.8)	$-	$-	$1,870.2

Notes:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. Fixed currency rates are generally based on existing market rates at the time they are established.

The “Revenue Standard Adoption” column represents the effect of adopting Accounting Standards Codification Topic 606 Revenue from Contracts with Customers and the related amendments (“the new revenue standard”) using the full retrospective method. The new revenue standard was applied to all periods presented and the cumulative effect of applying the standard is recognized at the beginning of the earliest year presented. The Company identified additional performance obligations primarily related to performing service activities, which were explicitly or implicitly included in contracts with customers. These performance obligations, when aggregated with service revenue reported, represent more than 10% of net sales. Upon adoption of the new revenue standard, service and leased equipment revenue are reported separately from product and sold equipment revenue. Concurrent with the adoption of the new revenue standard, the Company reclassified certain costs from selling, general and administrative expenses into cost of sales, to align the cost of providing the service with the recognition of service revenue.

On January 1, 2018, the Company also retrospectively adopted Accounting Standards Update 2017-07 Compensation – Retirement Benefits:  Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“the new pension standard”) for presentation of the components of net periodic benefit costs for pension and other postretirement benefits within the Consolidated Statement of Income.  Under the new pension standard, non-service components of net periodic benefit cost are presented in other (income)/expense, while the service component will continue to be recorded with compensation cost in cost of sales and selling, general and administrative expenses. The effect of adopting the new pension standard is included in the “Pension Standard Adoption” column in the table above.

Effective in the first quarter of 2018,  the Company identified the Colloidal Technologies Group (“CTG”) as an operating segment, which is comprised of operations previously recorded in the Water operating segment.  The CTG operating segment is not aggregated, but rather reported in Other.    Immaterial changes were also made to the reportable segments, including the movement of certain Anios operations which were previously included in the Healthcare operating segment in the Global Institutional Reportable Segment to the Food & Beverage and Life Sciences operating segments in the Global Industrial Reportable Segment. These changes are presented in "Segment Change" columns of the table above.

The "Fixed Currency Rate Change” columns in the table above reflect international operations at fixed currency exchange rates established by management at the beginning of 2018, rather than the 2017 established rates. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" rows in the table above.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.